UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2008 (May 19, 2008)
The Scotts Miracle-Gro Company
(Exact name of registrant as specified in its charter)

Ohio	1-13292	31-1414921

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
14111 Scottslawn Road, Marysville, Ohio 43041
(Address of principal executive offices) (Zip Code)
(937) 644-0011
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 19, 2008, the Compensation and Organization Committee (the “Compensation Committee”) of the Board of Directors of The Scotts Miracle-Gro Company (the “Company”) approved a Supplemental Incentive Plan (“SIP”) for the fiscal year ending September 30, 2008 (the “2008 fiscal year”). The SIP will likely replace The Scotts Company LLC Amended and Restated Executive/Management Incentive Plan (the “EMIP”) as the plan providing annual cash incentive compensation opportunities for eligible employees of The Scotts Company LLC and its subsidiaries, including each of the named executive officers of the Company.
The SIP was established in recognition of the fact that external economic factors underlying the EMIP performance measures chosen for the 2008 fiscal year had materially changed from the assumptions used when those metrics were established by the Compensation Committee in calendar year 2007. As a result, there is substantial risk that the Company’s financial results for the 2008 fiscal year will fall below the consolidated adjusted net income funding trigger amount established for purposes of the EMIP and, therefore, no non-discretionary bonuses would be payable under the EMIP for the 2008 fiscal year. In recognition of this potential outcome, the Compensation Committee determined it is in the best interest of the Company and its stakeholders to ensure that meaningful incentives are maintained for eligible employees to deliver financial results within the revised range of the Company’s guidance, as described in the Company’s May 5, 2008 earnings release (the “May 5, 2008 guidance”). To accomplish this objective, the SIP uses a consolidated adjusted earnings per share funding trigger consistent with the May 5, 2008 guidance. Participants are not eligible to receive incentive compensation under the SIP in an amount greater than their respective target incentive opportunity (calculated as a percentage of base salary) unless the Company achieves the performance level originally contemplated under the EMIP.
The performance measures under the SIP for the 2008 fiscal year consist of consolidated adjusted earnings per share1 and consolidated modified free cash flow. For each of these performance measures, the Compensation Committee has set the minimum performance threshold to reflect the May 5, 2008 guidance. Under the SIP, the target performance level is the same as that originally established under the EMIP (i.e., without regard to the events described in the May 5, 2008 guidance). If the performance threshold is achieved, the SIP has been structured to pay incentive compensation to participants that, in aggregate, is roughly half the amount that would have been paid had the Company achieved the original performance threshold under the EMIP. In the event that the Company’s actual performance for the 2008 fiscal year moves closer to the target levels originally established under the EMIP, the payouts under the SIP will be more in line with the original payouts contemplated under the EMIP. Any incentive compensation payable pursuant to the SIP will be subject to the terms and conditions of the SIP Plan.

1 For purposes of the SIP, the adjusted earnings per share calculation reflects foreign currency translation based on budgeted exchange rates, which is in contrast to the approach used for external reporting purposes. As a result, there could be a slight deviation between the reported adjusted earnings per share and the amount used for purposes of calculating incentive payments under the SIP.

Each participant’s target incentive opportunity under the SIP is a percentage of the participant’s base salary and the amount of the actual bonus payment could range from zero to one hundred percent of the target incentive opportunity, based upon the extent to which the annual performance levels are met or exceeded. The target incentive opportunity established for each of the named executive officers under the SIP is identical to the target incentive opportunity provided for under the EMIP (as described in the Company’s Current Report on Form 8-K filed with the SEC on December 21, 2007). If the incentive compensation determined under the terms of the EMIP should be greater than the incentive compensation payable under the SIP, which could only happen if the Company’s consolidated adjusted net income exceeds the performance threshold set for the 2008 fiscal year under the EMIP, participants will receive the greater of the two amounts.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SCOTTS MIRACLE-GRO COMPANY
Dated: May 22, 2008	By:	/s/ David C. Evans
		Name:	David C. Evans
		Title:	Executive Vice President and Chief Financial Officer